Chuy’s Holdings, Inc. Announces Third Quarter 2013 Financial Results

AUSTIN, Texas, October 30, 2013 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 29, 2013.

Highlights for the third quarter ended September 29, 2013 were as follows:

•	Revenue increased 19.0% to $53.5 million from $44.9 million in the third quarter of 2012.

•
On a calendar basis, comparable restaurant sales increased 3.1% for the thirteen-week period ended September 29, 2013 compared to the thirteen-week period ended September 30, 2012. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2012, sales for the same restaurants increased 1.9%.

•
Net income increased to $2.8 million from $790,000 during the same period in 2012. Net income for the third quarter of 2012 included a $1.6 million write-off of deferred loan origination costs associated with a pay down of debt from the Company’s IPO proceeds, or approximately $1.1 million, net of tax. Net income available to common stockholders increased to $2.8 million from $533,000. Diluted income per share was $0.17 compared to $0.05 in the prior year period.

•	Pro forma net income(1) increased 26.6% to $2.8 million, or $0.17 per diluted share, from $2.2 million, or $0.13 per diluted share in the third quarter of 2012.

•	Restaurant-level EBITDA(1) increased 14.0% to $9.8 million from $8.6 million in last year’s third quarter.

•	Two new restaurants opened during the third quarter of 2013.

(1)
Pro forma net income and restaurant-level EBITDA are non-GAAP measures. For reconciliations of restaurant-level EBITDA and pro forma net income to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

“Our third quarter results maintained our streak of healthy revenue, comparable restaurant sales and earnings growth,” said Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. “Our made-from-scratch Tex Mex inspired menu, commitment to value and upbeat, irreverent atmosphere continue to resonate with our guests and drive our business forward. We remain excited about the performance of our newer units, which we believe reinforces the long-term growth opportunity we have to grow the Chuy’s brand, especially in light of the fact that 6 out of our last 8 restaurant openings in 2013 have occurred in new markets. Our ninth and final new unit of 2013 is scheduled to open in the fourth quarter, marking a 23% increase in units for the year, and we are pleased with the progress of our development pipeline, which will include ten to eleven new Chuy’s in 2014.”

Third Quarter 2013 Financial Results

Revenue increased $8.5 million, or 19.0%, to $53.5 million in the third quarter of 2013 compared to the third quarter of 2012. The increase was primarily driven by $9.2 million in incremental revenue from an additional 110 operating weeks provided by 11 new restaurants opened during and subsequent to the third quarter of 2012.

Due to a 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal third quarter of 2013 to the fiscal third quarter of 2012. As a result of this shift, the fiscal third quarter of 2013 included a lower-volume fall week in place of a typically higher volume summer week compared to last year. This shift reduced revenue by approximately $690,000 during the third quarter of 2013.

On a calendar basis, the Company’s comparable restaurant sales increased 3.1% for the 13-week period ended September 29, 2013 compared to the 13-week period ended September 30, 2012. The increase in comparable sales was driven by a 2.0% increase in average check and a 1.1% increase in average weekly customers. Due to the 53rd week in fiscal 2012, and the one week calendar shift previously noted, the comparable restaurant sales calculation above is based on comparing sales in the third fiscal quarter of 2013 to sales in the corresponding calendar period of 2012, as mentioned previously. On a fiscal basis, sales for the same restaurants in the comparable restaurant base in the third fiscal quarter ended September 29, 2013 increased 1.9% compared to the third fiscal quarter ended September 23, 2012. The comparable restaurant base consisted of 31 restaurants during the third quarter of 2013.

Total restaurant operating costs as a percentage of revenue increased to 81.7% in the third quarter of 2013 from 80.9% in the third quarter of 2012, driven primarily by the impact of higher food costs, particularly produce and chicken costs, and higher labor costs as a percentage of revenue driven by increased training and staffing levels at our new restaurants.

Net income available to common stockholders for the third quarter of 2013 was $2.8 million, or $0.17 per diluted share, compared to $533,000, or $0.05 per diluted share, in the third quarter of 2012. Net income for the third quarter of 2012 included a $1.6 million write-off of deferred loan origination costs associated with a pay down of debt from the Company’s IPO proceeds, or approximately $1.1 million, net of tax.

Pro forma net income was $2.8 million or $0.17 per diluted share in the third quarter of 2013, as compared to $2.2 million or $0.13 per diluted share in the third quarter of 2012. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

Development Update

During the third quarter, two new Chuy’s restaurants were opened — Greenville, South Carolina; and Madeira, Ohio. Subsequent to the end of the third quarter, an additional Chuy’s restaurant was opened in Kansas City, Missouri. We expect to open our ninth and final restaurant for 2013 in Raleigh, North Carolina.

2013 Outlook

The Company reaffirms its fiscal year 2013 guidance with pro forma diluted net income per share ranging from $0.68 to $0.70. This compares to pro forma diluted net income per share of $0.60 in 2012. The Company’s 2012 pro forma results included an estimated $0.04 to $0.05 per share positive impact due to a 53rd week during the fiscal year. The pro forma net income guidance for fiscal year 2013 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.2%, which implies an increase of approximately 1.5% in the fourth quarter (on a comparable calendar week basis);

•	Restaurant pre-opening expenses of approximately $3.3 million to $3.9 million;

•	General and administrative expense of approximately $10.3 million to $10.8 million;

•	A pro forma effective tax rate of approximately 29% to 31%;

•	The opening of nine new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $19.1 million to $21.2 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.

Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2013 today at 5:00 Eastern Standard Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 888-820-9416 or for international callers by dialing 913-312-0943. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 9879838. The replay will be available until November 6, 2013. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 47 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Revenue	$53,476	$44,939	$153,601	$125,960

Costs and expenses:
Cost of sales	14,863	12,194	42,064	33,764
Labor	17,552	14,613	49,267	40,295
Operating	7,658	6,490	21,742	17,810
Occupancy	3,221	2,726	9,220	7,536
General and administrative	2,418	2,497	7,720	6,419
Advisory agreement termination fee	—	—	—	2,000
Secondary offering costs	—	—	925	—
Marketing	409	344	1,163	954
Restaurant pre-opening	983	934	3,004	2,914
Depreciation and amortization	2,324	1,725	6,418	4,672
Total costs and expenses	49,428	41,523	141,523	116,364

Income from operations	4,048	3,416	12,078	9,596
Interest expense	23	2,285	80	5,451

Income before income taxes	4,025	1,131	11,998	4,145
Income tax expense	1,209	341	3,381	1,243

Net income	2,816	790	8,617	2,902
Undistributed earnings allocated to participating interests	—	257	—	2,171
Net income available to common stockholders	$2,816	$533	$8,617	$731

Net income per common share:
Basic	$0.17	$0.05	$0.53	$0.21
Diluted	$0.17	$0.05	$0.52	$0.19

Weighted-average shares outstanding:
Basic	16,344,454	10,215,755	16,241,661	3,539,732
Diluted	16,712,618	14,033,234	16,658,585	11,501,870

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	September 29, 2013	December 30, 2012
Cash and cash equivalents	$3,223	$5,855
Total assets	144,605	129,721
Long-term debt	4,000	5,000
Total stockholders’ equity	97,867	87,463

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, restaurant-level EBITDA margin, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

Pro forma net income represents our net income plus the sum of the net reduction in our interest expense, the reduction in our management fees and expenses as a result of our IPO, the application of the net proceeds of the IPO to repay $79.4 million of the Company’s debt, and the expenses incurred related to our secondary offerings, less the incremental costs of being a public company and the pro forma incremental income tax expense resulting from the adjustments above as well as other discrete tax items in 2013 and to adjust the effective tax rate to 30%, our long-term estimated effective rate, for the comparable period in 2012.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012

Net income as reported	$2,816	$790	$8,617	$2,902
Income tax provision	1,209	341	3,381	1,243
Interest expense	23	2,285	80	5,451
General and administrative	2,418	2,497	7,720	6,419
Advisory agreement termination fee	—	—	—	2,000
Secondary offering costs	—	—	925	—
Restaurant pre-opening expenses	983	934	3,004	2,914
Depreciation and amortization	2,324	1,725	6,418	4,672
Restaurant-level EBITDA	$9,773	$8,572	$30,145	$25,601

Restaurant-level EBITDA margin (1)	18.3%	19.1%	19.6%	20.3%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012

Net income as reported	$2,816	$790	$8,617	$2,902
Interest expense as reported (1)	—	2,285	—	5,451
Pro forma interest expense based upon reduced debt balance (2)	—	(107)	—	(321)
Management fees and expenses (3)	—	—	—	2,094
Secondary offering costs (4)	—	—	925	—
Incremental public costs (5)	—	(130)	—	(805)
Income tax expense (6)	—	(613)	(497)	(1,926)
Pro forma net income	$2,816	$2,225	$9,045	$7,395

Net income per share - pro forma:
Basic - pro forma	$0.17	$0.14	$0.56	$0.46
Diluted - pro forma	$0.17	$0.13	$0.54	$0.45

Weighted-average shares outstanding - pro forma:
Basic - pro forma (7)	16,344,454	15,918,427	16,241,661	15,918,427
Diluted - pro forma (7)	16,712,618	16,652,508	16,658,585	16,600,682

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.
Reflects the adjustment to eliminate the historical interest expense for all prior periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

2.
Reflects interest expense assuming the post-IPO long-term debt balance of $5.0 million was outstanding as of the beginning of fiscal year 2012. This balance reflects the repayment of $79.4 million of long-term debt from the net proceeds from our IPO. This interest expense calculation assumes a change in interest rate from 8.5% to 7.0% due to the reduction in our total leverage ratio to below 2.0 to 1.0 upon application of the net proceeds from the IPO. The interest adjustment is also based on the following assumptions:

a.	an unused facility fee on the unfunded $10.5 million of our revolver and delayed Term B Loan at an annual rate of 0.5%; and

b.
a lower annual amortization of deferred loan costs of approximately $25,000 after the write-off of approximately $1.6 million, which occured in the third quarter of 2012 but is assumed to occur at the beginning of fiscal 2012.

3.	Reflects the elimination of the management fees and expenses paid and reimbursed to Goode Partners, LLC for the periods presented.

4.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

5.	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company for the periods prior to being a public company.

6.
Reflects the tax expense associated with the adjustment in 1 through 5 above and normalizing the tax rate to 30.0% in 2012, which reflects our estimated long-term effective tax rate. In 2013, the tax expense reflects the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs. After excluding this net favorable tax benefit in 2013, our pro forma effective tax rate for the thirty-nine weeks ended September 29, 2013 was 30.0%.

7.
For 2012 periods, this reflects (i) 6,708,332 additional shares of common stock issued in the IPO, (ii) the repurchase by the Company of 1,655,662 shares of its common and preferred stock on April 6, 2012, and (iii) the conversion of all series of our outstanding preferred stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2012.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com